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                                                                    Exhibit 99.1

Contact:
McDavid Stilwell
Manager, Corporate Communications and Financial Analysis
GTx, Inc.
(901) 523-9700


                  GTX ANNOUNCES PUBLIC OFFERING OF COMMON STOCK

MEMPHIS, Tenn., October 10, 2005 -- GTx, Inc. (Nasdaq: GTXI), the Men's Health Biotech Company, announced today that it is offering to sell, subject to market and other conditions, 5,000,000 shares of newly issued common stock pursuant to its effective shelf registration statement previously filed with the Securities and Exchange Commission. The Company intends to grant the underwriters a 30-day option to purchase up to an additional 750,000 shares of common stock.

Lazard Capital Markets LLC and SG Cowen & Co., LLC are acting as joint book-running managers of the offering.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities. The offering is being made solely by means of a prospectus dated August 17, 2005 and an accompanying preliminary prospectus supplement dated October 7, 2005. These securities may not be sold nor may offers to buy be accepted prior to the time that the prospectus supplement and base prospectus are delivered in final form. There will not be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Printed copies of the prospectus supplement and base prospectus relating to the offering may be obtained, when available, from Lazard Capital Markets LLC, Prospectus Department, c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, New York 11717, monica_castillo@adp.com, or SG Cowen & Co., LLC, Prospectus Department, 1221 Avenue of the Americas, 6th Floor, New York, NY 10020 (or through ADP by fax at
(631) 254-7268).

About GTx

GTx is a biopharmaceutical company dedicated to the discovery, development and commercialization of therapeutics for cancer and serious conditions related to men's health. GTx's lead drug discovery and development programs are focused on small molecules that selectively modulate the effects of estrogens and androgens, two essential classes of hormones. GTx, headquartered in Memphis, Tenn., currently has four clinical programs.

Forward-Looking Information is Subject to Risk and Uncertainty

This press release contains forward-looking statements, including, without limitation, statements related to GTx's plans to complete a public offering. These forward-looking statements are based upon GTx's current expectations. Forward-looking statements involve risks and uncertainties. GTx's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, and other important factors, which include, without limitation, risks and uncertainties related to investor response to the offering, the trading prices for the common stock of GTx, other conditions in the financial markets, satisfaction of closing conditions related to the public offering and other risks detailed from time to time in GTx's Securities and Exchange Commission filings, including its current report on Form 8-K filed with the SEC on September 16, 2005 and other filings with the Securities and Exchange Commission from time to time. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. GTx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.